Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS STRONG FIRST-QUARTER 2012 RESULTS

AS NET SALES INCREASE MORE THAN 35 PERCENT

- Improved operating performance drives EPS growth -

- Company maintains full-year sales and EPS guidance -

WARREN, Ohio – May 1, 2012 – Stoneridge, Inc. (NYSE: SRI) today announced strong financial results for the first quarter ended March 31, 2012.

Net sales in the first quarter of 2012 increased $69.2 million, or 35.9%, to $262.3 million, compared with $193.0 million for the first quarter of 2011. The increase in net sales reflects the consolidation of the operating results of PST, the Brazilian joint venture in which the Company now has a controlling ownership interest. Excluding the results of PST in the first quarter of 2012, net sales were $208.6 million, an increase of $15.6 million, or approximately 8%, from a year ago as a result of increased production volumes in most of the Company’s served markets.

Net income for the first quarter of 2012 was $5.9 million, or $0.22 per diluted share, compared with a net income of $2.9 million, or $0.12 per diluted share, in the first quarter of 2011. The increase in net income was primarily due to improved operational profitability in the wiring business, as well as more favorable copper costs and Mexican peso exchange rate compared with the first quarter of 2011.

As of March 31, 2012, Stoneridge’s consolidated cash position was $42.9 million, which was $35.8 million lower than its 2011 year-end balance of $78.7 million. The change in the cash balance was primarily the result of the $19.8 million in cash used to fund the final portion of the PST transaction, which was completed on January 5, 2012, and higher accounts receivable from increased sales.

Outlook

“I am pleased with our performance and execution in the first quarter,” said John C. Corey, president and chief executive officer. “The hard work by our team to enhance our wiring business margins is clearly paying off as evidenced by the return of our gross margin to more normal levels in the first quarter. As expected, we have also benefited from the moderating costs for copper and the Mexican peso.

“As we look ahead at the balance of 2012, we now see some near-term softness, especially in the Brazilian and European markets, that may impact our quarterly performance,” said Corey. “However, we still anticipate achieving our previous full-year sales guidance in the range of $1.060 billion to $1.120 billion. We remain confident in our ability to continue to improve operations and execute against our growth strategy while managing our cost structures. As a result, we are maintaining our full-year earnings guidance of $1.10 to $1.30 per diluted share.”

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2012 first-quarter results can be accessed at 11 a.m. Eastern time on Tuesday, May 1, 2012, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the medium- and heavy-duty truck, automotive, motorcycle and agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in medium- and heavy-duty truck, automotive, motorcycle or agricultural and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

Three months ended March 31 (in thousands, except per share data)	2012	2011

Net Sales	$262,267	$193,044

Costs and Expenses:
Cost of goods sold	197,129	153,754
Selling, general and administrative	53,289	32,590

Operating income	11,849	6,700

Interest expense, net	5,355	4,266
Equity in earnings of investees	(139)	(1,916)
Other (income) expense, net	(331)	999

Income before income taxes	6,964	3,351

Provision for income taxes	1,218	677

Net income	5,746	2,674

Net loss attributable to noncontrolling interest	(133)	(215)

Net income attributable to Stoneridge, Inc. and subsidiaries	$5,879	$2,889
Basic net income per share	$0.22	$0.12
Basic weighted average shares outstanding	26,220	24,018

Diluted net income per share	$0.22	$0.12
Diluted weighted average shares outstanding	26,857	24,474

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31,	December 31,
(in thousands)	2012	2011
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$42,934	$78,731
Accounts receivable, less reserves of $1,671 and $1,485, respectively	182,622	162,354
Inventories, net	120,351	120,645
Prepaid expenses and other current assets	32,202	28,393
Total current assets	378,109	390,123
Long-term assets:
Property, plant and equipment, net	126,473	124,802
Other Assets
Intangible assets, net	104,074	102,731
Goodwill	71,256	68,808
Investments and other long-term assets, net	11,986	11,193
Total long-term assets	313,789	307,534
Total assets	$691,898	$697,657
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$38,089	$44,246
Short-term debt	31,921	39,181
Accounts payable	92,921	83,859
Accrued expenses and other current liabilities	59,187	91,417
Total current liabilities	222,118	258,703
Long-term liabilities:
Long-term debt	183,155	183,711
Deferred income taxes	68,611	69,110
Other long-term liabilities	5,482	5,494
Total long-term liabilities	257,248	258,315
Shareholders' equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 28,014 and 27,097
shares and outstanding 28,014 and 26,222 shares, respectively, with no stated value	-	-
Additional paid-in capital	182,230	170,775
Common Shares held in treasury, 373 and 875 shares, respectively, at cost	(2,988)	(1,870)
Accumulated deficit	(22,384)	(28,263)
Accumulated other comprehensive income (loss)	4,752	(9,615)
Total Stoneridge Inc. and subsidiaries shareholders’ equity	161,610	131,027
Noncontrolling interest	50,922	49,612
Total shareholders' equity	212,532	180,639
Total liabilities and shareholders' equity	$691,898	$697,657

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Three months ended March 31 (in thousands)	2012	2011
OPERATING ACTIVITIES:
Net cash provided by (used for) operating activities	$5,862	$(15,476)

INVESTING ACTIVITIES:
Capital expenditures	(6,848)	(4,342)
Proceeds from sale of fixed assets	143	-
Capital contribution from noncontrolling interest	-	125
Payment for additional interest in PST	(19,779)	-
Net cash used for investing activities	(26,484)	(4,217)

FINANCING ACTIVITIES:
Revolving credit facility borrowings	160	753
Revolving credit facility payments	(16,266)	(423)
Repayments of debt, net	(44)	(68)
Other financing costs	(99)	(27)
Repurchase of Common Shares to satisfy employee tax withholding	(1,118)	(690)
Net cash used for financing activities	(17,367)	(455)

Effect of exchange rate changes on cash and cash equivalents	2,192	1,420

Net change in cash and cash equivalents	(35,797)	(18,728)

Cash and cash equivalents at beginning of period	78,731	71,974

Cash and cash equivalents at end of period	$42,934	$53,246

Supplemental disclosure of non-cash financing activities:
Change in fair value of interest rate swap	$86	$144
Issuance of Common Shares for acquisition of additional PST interest	$10,197	$-